Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100
FOR IMMEDIATE RELEASE
Jack Lascar/Sheila Stuewe
Dennard • Lascar Associates
713-529-6600

BASIC ENERGY SERVICES REPORTS

FIRST QUARTER 2013 RESULTS

FORT WORTH, Texas – April 24, 2013 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the first quarter ended March 31, 2013.

FIRST QUARTER HIGHLIGHTS

First quarter 2013 revenue increased one percent to $304.4 million from $302.1 million in the fourth quarter of 2012, and declined 18% from the $370.9 million generated in the first quarter of 2012.

For the first quarter of 2013, Basic reported a net loss of $8.8 million, or $0.22 per basic and diluted share compared to net income of $19.6 million, or $0.47 per diluted share, reported in last year’s first quarter. For sequential comparison, Basic reported a net loss of $20.0 million, or $0.49 per basic and diluted share, in the fourth quarter of 2012. The fourth quarter 2012 net loss before special items was $11.0 million, or $0.27 per diluted share. The fourth quarter 2012 special items included: $4.9 million ($7.9 million pre-tax), or $0.11 per diluted share, of early extinguishment of debt costs associated with the redemption of the $225 million 7.125% Senior Notes due 2016; $2.4 million ($3.9 million pre-tax), or $0.06 per diluted share, of relocation costs associated with the relocation of Basic’s corporate headquarters to Fort Worth, Texas; $2.3 million ($3.7 million pre-tax), or $0.06 per diluted share, of prior years’ state sales and use taxes associated with an audit that is currently in progress; and $560,000 ($910,000 pre-tax), or $0.01 per diluted share, gain on the bargain purchase of an acquisition.

Adjusted EBITDA for the first quarter of 2013 increased four percent to $51.5 million, or 17% of revenue, from $49.4 million, or 16% of revenue, in the fourth quarter of 2012. In the first quarter of 2012, Basic generated Adjusted EBITDA of $92.4 million, or 25% of revenue. Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, and the net gain or loss from the disposal of assets. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.

Ken Huseman, Basic’s President and Chief Executive Officer, stated, “Demand ramped more slowly in the first quarter than we anticipated as E&P companies seemed deliberate in finalizing 2013 spending plans and cautious in initiating new projects. We did see a steady improvement in utilization late in the quarter although late winter storms hampered activity in the northern half of our operating footprint. Despite weaker than expected demand, pricing remained essentially unchanged from the year-end rate structure. Our operations group managed to hold segment margins flat sequentially as good cost control offset the 80 basis point impact from the annual reset of unemployment taxes which always hit in the first quarter.

“Although we continue to see a significant amount of uncertainty in the market, our customers are gradually increasing spending and we are benefiting from the increase in daylight hours particularly in our well servicing segment. We recently disclosed expectations for a ten percent sequential increase in second quarter revenue driven by greater demand in all of our markets. Although we do not anticipate any improvement in pricing in the second quarter, higher utilization should produce an uptick in segment margins.

“Our outlook for the full year continues to be based on the assumption that upstream spending and oilfield service activity will be similar to 2012. With winter weather behind us and additional daylight hours available, we should see activity increase through the summer and into the fall with the last half of the year substantially busier than the first half. We expect full year revenue to essentially match the level generated in 2012.

“Following our customers’ lead, we have restrained capital spending to this point in the year and will continue to do so in each service segment until we see solid upticks in demand. Our growth capital has been targeted to expanding our high margin rental equipment fleet with $3.5 million invested in pumps, power swivels and well control equipment and $6.4 million to expand our disposal well network to support our full service capabilities in that segment.

“We continue to review a number of acquisition opportunities but have not been able to negotiate reasonable purchase prices on most of those deals. We closed two small acquisitions early in the quarter which added the expertise and personnel to augment our water re-cycling capabilities. Those two purchases along with the planned addition of 10 to 12 disposal wells over the course of 2013 will enhance our ability to support the growing demand for comprehensive fluid services throughout our footprint.”

Business Segment Results

Completion and Remedial Services

Completion and Remedial Services revenue declined three percent to $118.4 million in the first quarter of 2013 from $121.7 million in the prior quarter. During the first quarter of 2013, revenue from stimulation services and coil tubing slumped in February due to severe weather and subdued drilling activity, but improved in March. Revenues from our cementing and acidizing, rental tool and snubbing services remained fairly consistent with the prior quarter’s levels. For each of our service offerings, pricing throughout the quarter remained similar to where we exited the fourth quarter of 2012. In the first quarter of 2012, this segment generated $164.4 million in revenue.

Segment profit in the first quarter of 2013 declined to $39.4 million compared to $40.9 million in the prior quarter. Segment margin for the 2013 first quarter decreased to 33% from 34% in the prior quarter, due primarily to overall lower utilization. The decline in margins was partially offset by lower input costs in our stimulation services line. During the first quarter of 2012, segment profit was $67.4 million, or 41% of revenue.

As of March 31, 2013, Basic had approximately 292,000 hydraulic horsepower (hhp), compared to 291,000 at the end of the previous quarter and 276,000 hhp as of March 31, 2012.

Fluid Services

Fluid Services revenue in the first quarter of 2013 rose three percent to $84.3 million compared to $81.9 million in the prior quarter. The sequential increase in revenue was mainly due to the full quarter revenue contribution from the Salt Water Disposal of North Dakota acquisition that was completed in mid-December 2012 and the partial effect of the Atlas and PetroWater acquisitions that were completed in late February 2013. Additionally, revenue from hot oiling and skim oil sales increased from the fourth quarter, but that revenue was partially offset by lower frac tank rentals. During the first quarter of 2012, this segment generated $95.3 million in revenue.

The weighted average number of fluid services trucks rose one percent to 963 during the first quarter of 2013, increasing by 9 trucks from the weighted average truck count of 954 during the fourth quarter of 2012. The weighted average number of fluid services trucks was 900 during the first quarter of 2012. Truck hours of 555,600 during the first quarter of 2013 were flat with 555,200 in the fourth quarter of 2012, and declined four percent compared to 580,700 in the same period in 2012.

The average revenue per fluid service truck was $88,000 in the first quarter of 2013, increasing two percent from $86,000 in the prior quarter and declining 17% compared to $106,000 in the same period in 2012.

Segment profit in the first quarter of 2013 was $26.5 million, or 31% of revenue, compared to $23.8 million, or 29% of revenue, in the prior quarter and $32.5 million, or 34% of revenue, in the same period in 2012.

Well Servicing

Well Servicing revenues increased four percent to $87.7 million during the first quarter of 2013 compared to $84.1 million in the prior quarter, due to the normalizing of the work environment from the year-end holidays and the increasing daylight hours during the first quarter. Revenues from the Taylor Rig manufacturing operations were $3.7 million in the first quarter, down from the $4.3 million in the fourth quarter of 2012. In the first quarter of 2012, well servicing revenues were $95.9 million.

At March 31, 2013, the well servicing rig count was 425, the same as the end of the prior quarter. The weighted average number of well servicing rigs was 425 during the first quarter of 2013, declining from 429 in the prior quarter, and up from 423 during the first quarter of 2012. Rig hours increased four percent to 210,800 in the first quarter of 2013, compared to 203,000 in the previous quarter, and were down nine percent from 231,300 in the comparable quarter of last year. Rig utilization was 69% in the first quarter of 2013, compared to 66% in the prior quarter and 76% in the first quarter of 2012.

Excluding revenues associated with the Taylor Rig manufacturing operations, revenue per well servicing rig hour was up two percent to $399 in the first quarter of 2013 from $393 in the previous quarter and from the $393 reported in the first quarter of 2012. The increase in revenue per rig hour was due to an improvement in barge workover rig activity which has a higher revenue per hourly rate.

Segment profit in the first quarter of 2013 declined to $22.7 million from $23.0 million in the prior quarter and $28.7 million in the same period in 2012. Segment profit margins declined to 26% in the first quarter of 2013 from 27% in the previous quarter. The sequential decline in segment margin resulted from the reset of unemployment taxes at the beginning of the year. In the first quarter of 2012, segment profit was 30% of revenue. Segment profit from the Taylor Rig manufacturing operations was $516,000 in the first quarter of 2013 compared to $829,000 in in the prior quarter and $1.7 million in the first quarter of 2012.

Contract Drilling

Contract Drilling revenue declined two percent sequentially to $14.0 million during the first quarter of 2013 compared to $14.3 million in the fourth quarter of 2012. During the first quarter of 2012, this segment generated $15.2 million in revenue. Basic operated 12 drilling rigs during the first quarter of 2013, the same number of rigs as in the previous quarter and in the first quarter of 2012. Revenue per drilling day in the first quarter of 2013 was $16,500, up three percent from $16,000 in the previous quarter and up four percent from $15,800 in the first quarter of 2012. The sequential increase in revenue per drilling day was a result of a higher proportion of days worked from our higher horsepower drilling rigs.

Rig operating days during the first quarter of 2013 declined five percent to 850, producing a utilization rate of 79%, compared to 892 days, or 81% utilization, in the prior quarter. The sequential decrease in drilling days was mainly due to a reduction in activity for our lower horsepower mechanical drilling rigs. In the comparable period in 2012, rig operating days were 967, producing a utilization of 89%.

Segment profit in the first quarter of 2013 was $4.8 million, up from $4.5 million in the prior quarter and down from $5.0 million in the first quarter of 2012. Segment margin of 35% increased sequentially from 32% in the fourth quarter of 2012 due mainly to lower repairs and maintenance costs offset by the higher unemployment taxes. Last year in the comparable period, segment margin was 33%.

G&A Expense

General and Administrative (“G&A”) expense in the first quarter of 2013 was $42.0 million, or 14% of revenue. Last quarter’s G&A expense was $42.8 million, or 14% of revenue, which excludes $3.9 million of relocation costs and $3.7 million of costs related to a state sales and use tax audit. The comparable sequential decline was due to lower personnel and incentive compensation expense offset by the increase from the reset of unemployment taxes that occurs in the first quarter every year. During the first quarter of 2012, G&A expense was $41.4 million, or 11% of total revenue.

Cash and Total Liquidity

On March 31, 2013, Basic had cash and cash equivalents of approximately $81 million, down from $135 million at December 31, 2012 and up from $67 million on March 31, 2012. At the end of the first quarter of 2013, total liquidity was approximately $309 million, which included $228 million of availability under Basic’s $250 million revolving credit facility.

Income Taxes

Basic’s tax benefit for the first quarter of 2013 was $7.4 million, compared to a benefit of $6.4 million in the fourth quarter of 2012, net of special items, and tax expense of $11.8 million in the first quarter of 2012. The tax benefit in the first quarter of 2013 equals an effective tax rate of 46%, up from the fourth quarter effective tax rate, net of special items, of 37%, and an effective tax rate in the first quarter of 2012 of 38%. The increase is due to Basic’s temporary and permanent differences and gross margin taxes, which are relatively static amounts, and have a larger impact on the effective tax rate when calculated on a full-year basis for 2013.

Capital Expenditures

Total capital expenditures during the first quarter of 2013, including capital leases of $15 million, were approximately $54 million, comprised of $15 million for expansion projects, $36 million for sustaining and replacement projects and $3 million for other projects. Expansion capital spending included $8 million for the Fluid Services segment, $6 million for the Completion and Remedial Services segment, $659,000 for the Contract Drilling segment and $460,000 for the Well Servicing segment. Other capital expenditures are mainly for facilities and IT infrastructure.

During 2013, we plan on investing approximately $185 million in capital expenditures, with approximately $40 million being funded by capital leases.

Conference Call

Basic will host a conference call to discuss its first quarter 2013 results on Thursday, April 25, 2013, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (480) 629-9645 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, www.basicenergyservices.com.

A telephonic replay of the conference call will be available until May 10, 2013 and may be accessed by calling (303) 590-3030 and using the pass code 4610548#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.

About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs more than 5,700 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions.

Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for Basic’s services and any related material impact on its pricing and utilizations rates, (ii) Basic’s ability to execute, manage and integrate acquisitions successfully, (iii) changes in Basic’s expenses, including labor or fuel costs and financing costs, and (iv) regulatory changes. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2012 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

Basic Energy Services, Inc.

Consolidated Statements of Operations, Comprehensive Income and Other Financial Data

(in thousands, except per share amounts)

	Three Months
	Ended March 31,
	2013	2012
	(Unaudited)	(Unaudited)
Income Statement Data:
Revenues:
Completion and remedial services	$118,361	$164,420
Fluid services	84,330	95,325
Well servicing	87,675	95,902
Contract drilling	13,985	15,250

Total revenues	304,351	370,897

Expenses:
Completion and remedial services	79,008	97,025
Fluid services	57,874	62,847
Well servicing	65,002	67,250
Contract drilling	9,164	10,206
General and administrative (1)	41,957	41,358
Depreciation and amortization	49,781	43,984
Loss on disposal of assets	1,089	1,719

Total expenses	303,875	324,389

Operating income	476	46,508
Other income (expense):
Interest expense	(16,808)	(15,223)
Interest income	17	12
Other income	162	149

Income (loss) from continuing operations before income taxes	(16,153)	31,446
Income tax benefit (expense)	7,375	(11,815)

Net Income /(Loss)	$(8,778)	$19,631

Earnings per share of common stock:
Basic	$(0.22)	$0.48

Diluted	$(0.22)	$0.47

Other Financial Data:
EBITDA (2)	$50,419	$90,641
Adjusted EBITDA (2)	51,508	92,360
Capital expenditures:
Acquisitions, net of cash acquired	16,464	18,584
Property and equipment	39,873	46,823

	As of
	March 31, 2013	March 31, 2012
	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$81,489	$67,230
Net property and equipment	951,854	881,327
Total assets	1,573,959	1,457,697
Total long-term debt	847,297	747,760
Total stockholders’ equity	364,899	378,294

	Three months		Three months
	Ended March 31,		Ended December 31,
	2013	2012	2012
Segment Data:
Completion and Remedial Services
Segment profits as a percent of revenue	33.2%	41.0%	33.6%
Fluid Services
Weighted average number of fluid services trucks	963	900	954
Truck hours (000’s)	555.6	580.7	555.2
Revenue per fluid services truck (000’s)	$88	$106	$86
Segment profits per fluid services truck (000’s)	$27	$36	$25
Segment profits as a percent of revenue	31.4%	34.1%	29.1%
Well Servicing
Weighted average number of rigs	425	423	429
Rig hours (000’s)	210.8	231.3	203.0
Rig utilization rate	69.4%	76.5%	66.2%
Revenue per rig hour, excluding manufacturing	$399	$393	$393
Well servicing rig profit per rig hour	$108	$117	$108
Segment profits as a percent of revenue	25.9%	29.9%	27.3%
Contract Drilling
Weighted average number of rigs	12	12	12
Rig operating days	850	967	892
Revenue per day	$16,500	$15,800	$16,000
Drilling rig profit per day	$5,700	$5,200	$5,100
Segment profits as a percent of revenue	34.5%	33.1%	31.8%

(1)	Includes approximately $2,817,000 and $2,173,000 of non-cash compensation expense for the three months ended March 31, 2013 and 2012, respectively.
(2)	This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, and the gain or loss on disposal of assets, or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and

•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;

•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;

•	EBITDA does not reflect income taxes;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;

•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three Months
	Ended March 31,
	2013	2012
	(Unaudited)
Reconciliation of Net Income to EBITDA:
Net income / (loss)	$(8,778)	$19,631
Income taxes	(7,375)	11,815
Net interest expense	16,791	15,211
Depreciation and amortization	49,781	43,984

EBITDA	$50,419	$90,641

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the loss on disposal of assets:

	Three Months
	Ended March 31,
	2013	2012
	(Unaudited)
Reconciliation of Net Income to Adjusted EBITDA:
Net income / (loss)	$(8,778)	$19,631
Income taxes	(7,375)	11,815
Net interest expense	16,791	15,211
Depreciation and amortization	49,781	43,984
Loss on disposal of assets	1,089	1,719

Adjusted EBITDA	$51,508	$92,360